Exhibit 99.1

Public Storage Completes Acquisition of Public Storage Canada

FRISCO, Texas, September 1, 2026 — Public Storage (NYSE: PSA, the “Company”), the leading owner and operator of self-storage facilities, today announced that the Company completed its acquisition of Public Storage Canada (“PS Canada”).

Under the terms of the transaction, the Company paid consideration worth approximately $1.2 billion at closing, consisting of approximately $900 million of Public Storage OP units (2.76 million units, valuing each such unit at $321.98 per unit) and approximately $310 million in cash, subject to customary purchase price adjustments. The transaction also includes an opportunity for the sellers to receive earn-out consideration of up to $288 million in Public Storage OP units priced at $375 per unit, contingent on the achievement of certain NOI performance targets. All values are presented in USD.

With this milestone, Public Storage assumes direct ownership of a portfolio that has operated under the Public Storage® brand in Canada for decades, adding major Canadian markets alongside its leading position in the United States and its presence in Europe through Shurgard®. Public Storage now owns and operates a high-quality portfolio of 5.3 million square feet across 68 properties spanning Toronto, Vancouver, Montreal, Calgary, and Ottawa. These assets will benefit from compelling market dynamics including robust population densities, high household income levels, and attractive self-storage supply levels, and provide a foundation for potential platform expansion in Canada’s leading markets.

The acquisition is expected to be accretive to Public Storage’s long-term IRR, NOI growth, and FFO per share. By applying the PS Next™ operating model across the portfolio, realizing operating efficiencies, and strengthening the customer experience, Public Storage expects to achieve near-term compounding NOI growth in the high single-digits – building off an attractive high-5’s going-in yield. The Company will further benefit from growth opportunities across acquisitions, development, lending and third-party management, as well as access to lower-cost Canadian borrowing.

“Strategic international growth is a value creation opportunity for Public Storage. With an excellent portfolio, leadership in highly attractive markets, and alignment with our brand and culture, PS Canada is a terrific partner for us and reunites the two companies under common ownership,” said Tom Boyle, Chief Executive Officer of Public Storage. “We are grateful for the continued support of Tamara Hughes Gustavson and family, and their thoughtful stewardship of PS Canada. We are excited to work closely with PS Canada’s talented and experienced team – bringing together their domestic expertise with the power of PS Next to deliver meaningful value for our customers and shareholders. Following the recent closing of the National Storage Affiliates Trust transaction, this acquisition marks another important value creation milestone.”

Scotiabank served as financial advisor, Wachtell, Lipton, Rosen & Katz and Torys LLP served as legal advisors, and Kekst CNC served as strategic communications advisor to Public Storage. Eastdil Secured served as financial advisor, and Allen Matkins Leck Gamble Mallory & Natsis LLP and Osler, Hoskin & Harcourt LLP served as legal advisors to the sellers.

About Public Storage

Public Storage, a member of the S&P 500, is a REIT that primarily acquires, develops, owns, and operates self-storage facilities. Following completion of the PS Canada transaction, we: (i) own and/or operate 4,647 self-storage facilities located in 41 states and Puerto Rico with approximately 329 million net rentable square feet, (ii) own 68 self-storage facilities located in Canada with approximately 5.3 million net rentable square feet, and (iii) own a 35% common equity interest in Shurgard Self Storage Limited (Euronext Brussels: SHUR), which owns 335 self-storage facilities located in seven Western European countries with approximately 19 million net rentable square feet operated under the Shurgard® brand. Our headquarters are located in Frisco, Texas.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this communication, other than statements of historical fact, are forward-looking statements, which may be identified using the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause actual events to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance include, but are not limited to, risks relating to the transaction, including the ability to realize the anticipated benefits of the transaction. Additional factors that could affect future results of the Company can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2026, in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2026, filed with the SEC on July 29, 2026, and in the Company’s other filings with the SEC. Public Storage does not undertake any obligation to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments or otherwise.

Investor Contact

InvestorRelations@publicstorage.com

Media Contact

Nick Capuano / Mark Fallati

Kekst CNC

nicholas.capuano@kekstcnc.com /mark.fallati@kekstcnc.com

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